THIRD LOAN MODIFICATION AGREEMENT

This Third Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of October 3, 2014, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and BRIGHTCOVE INC., a Delaware corporation with its principal place of business at 290 Congress Street, Boston, Massachusetts 02210 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of March 30, 2011, evidenced by, among other documents, a certain Loan and Security Agreement dated as of March 30, 2011, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of June 24, 2011, and as further amended by a certain Second Loan Modification Agreement dated as of April 29, 2013 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.1.1(b)(i) thereof:

“In addition and notwithstanding the foregoing, (A) the aggregate amount of Advances outstanding at any time may not exceed Ten Million Dollars ($10,000,000.00), and (B) while Borrower is Streamline Facility Eligible, the aggregate amount of Advances outstanding hereunder may not exceed at any time the Availability Amount.”

and inserting in lieu thereof the following:

“In addition and notwithstanding the foregoing, (A) the aggregate amount of Advances outstanding at any time may not exceed the Maximum Availability Amount, and (B) while Borrower is Streamline Facility Eligible, the aggregate amount of Advances outstanding hereunder may not exceed at any time the Availability Amount.”

2	The Loan Agreement shall be amended by deleting the following, appearing as Section 2.8 thereof:

“ 2.8 Deductions. Bank may deduct fees, Bank Expenses, Finance Charges, Advances which become due pursuant to Section 2.11 of this Agreement, and other amounts due pursuant to this Agreement from any Credit Extensions made or Collections received by Bank.”

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and inserting in lieu thereof the following:

“ 2.8 Deductions. Bank may deduct fees, Bank Expenses, Finance Charges, Unused Line Fees, Advances which become due pursuant to Section 2.11 of this Agreement, and other amounts due pursuant to this Agreement from any Credit Extensions made or Collections received by Bank.”

3	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.11.2 thereof:

“The demand may, at Bank’s option, include any and all Credit Extensions, and all accrued Finance Charges, interest, Collateral Handling Fees, any Final Payment, Bank Expenses and any other Obligations.”

and inserting in lieu thereof the following:

“The demand may, at Bank’s option, include any and all Credit Extensions, and all accrued Finance Charges, interest, Collateral Handling Fees, any Final Payment, Unused Line Fees, Bank Expenses and any other Obligations.”

4	The Loan Agreement shall be amended by inserting the following new Section 2.13, appearing immediately after Section 2.12 thereof:

“ 2.13 Unused Line Fee. A fee (the “Unused Line Fee”), payable quarterly on the first (1st) day of each calendar quarter, in arrears, on a calendar year basis, in an amount equal to one-quarter of one percent (0.25%) per annum of the average unused portion of the Maximum Availability Amount, as determined by Bank. The unused portion of the Maximum Availability Amount, for purposes of this calculation, shall equal the difference between (a) the Maximum Availability Amount and (b) the average for the period of the aggregate amount of Advances outstanding on each day. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Line Fee previously earned by Bank pursuant to this Section 2.13 notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder.”

5	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.2 thereof:

“ (e) Provide Bank with, as soon as available, but no later than twenty (20) days following each Reconciliation Period, an aged listing of accounts receivable and accounts payable by invoice date, in form and detail acceptable to Bank.

(f) Provide Bank with, as soon as available, but no later than twenty (20) days following each Reconciliation Period, a Deferred Revenue report, in form and detail acceptable to Bank.

(g) Immediately upon Borrower becoming Streamline Facility Eligible, and thereafter until Borrower is no longer Streamline Facility Eligible, provide Bank with, as soon as available, but no later than twenty (20) days following each Reconciliation Period, a duly completed Borrowing Base Certificate signed by a Responsible Officer.”

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and inserting in lieu thereof the following:

“ (e) Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, an aged listing of accounts receivable and accounts payable by invoice date, in form and detail acceptable to Bank.

(f) Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a Deferred Revenue report, in form and detail acceptable to Bank.

(g) Immediately upon Borrower becoming Streamline Facility Eligible, and thereafter until Borrower is no longer Streamline Facility Eligible, provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a duly completed Borrowing Base Certificate signed by a Responsible Officer.”

6	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.5 thereof:

“To permit Bank to monitor Borrower’s financial performance and condition, maintain Borrower’s and its Subsidiaries’ depository and operating accounts and securities accounts with Bank and Bank’s Affiliates, which accounts shall contain at least (i) a majority of Borrower’s and its Subsidiaries’ cash and (ii) a majority of Borrower’s cash.”

and inserting in lieu thereof the following:

“To permit Bank to monitor Borrower’s financial performance and condition, Borrower and its Subsidiaries (other than Brightcove K.K.) shall maintain Borrower’s and such Subsidiaries’ primary depository and operating accounts and securities accounts with Bank and Bank’s Affiliates such that (a) all such accounts of Borrower and its Subsidiaries (other than Brightcove K.K.) shall represent at least eighty percent (80.0%) of the Dollar value of all of Borrower’s and such Subsidiaries’ accounts at all financial institutions and (b) all such accounts of Borrower shall represent at least eighty percent (80.0%) of the Dollar value of all of Borrower’s accounts at all financial institutions.”

7	The Loan Agreement shall be amended by inserting the following new Section 6.11, appearing immediately after Section 6.10 thereof:

“ 6.11 Financial Covenants. Maintain at all times:

(a) Adjusted Quick Ratio. During each calendar quarter, to be tested as of the last day of each calendar quarter, an Adjusted Quick Ratio of at least 1.25 to 1.0.

(b) Net Cash. During the first two (2) months in each calendar quarter, to be tested as of the last day of each such month, Net Cash of at least Ten Million Dollars ($10,000,000.00).

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(c) Adjusted Non-GAAP Net Income. To be tested as of the last day of each calendar quarter, Adjusted Non-GAAP Net Income during such quarter of at least: (a) negative One Million Five Hundred Thousand Dollars (($1,500,000.00)) for the quarter ending September 30, 2014, (b) negative Four Million Two Hundred Fifty Thousand Dollars (($4,250,000.00)) for the quarter ending December 31, 2014, (c) negative Six Million Seven Hundred Fifty Thousand Dollars (($6,750,000.00)) for the quarter ending March 31, 2015, (d) negative Eight Million Two Hundred Fifty Thousand Dollars (($8,250,000.00)) for the quarter ending June 30, 2015, (e) negative Six Million Five Hundred Thousand Dollars (($6,500,000.00)) for the quarter ending September 30, 2015 and (f) negative Four Million Five Hundred Thousand Dollars (($4,500,000.00)) for the quarter ending December 31, 2015.

With respect to the quarter ending on March 31, 2016 and each quarter thereafter, Bank will set the Adjusted Non-GAAP Net Income covenant levels for any such period in its sole but reasonable discretion based upon, among other factors, budgets, sales projections, operating plans and other financial information with respect to Borrower that Bank deems relevant, including, without limitation, Borrower’s annual financial projections approved by Borrower’s board of directors.  With respect thereto, Borrower’s failure to (i) notwithstanding Section 6.2(a)(v) of this Agreement, deliver to Bank on or before January 31, 2016 Borrower’s budgets, sales projections, operating plans and other financial information with respect to Borrower that Bank reasonably requests, including, without limitation, Borrower’s annual financial projections approved by Borrower’s board of directors, with respect to Borrower’s 2016 fiscal year, or (ii) agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before January 31, 2016 to any covenant levels proposed by Bank, shall each result in an immediate Event of Default for which there shall be no grace or cure period.”

8	The Loan Agreement shall be amended by deleting “.” where it appears at the end of the definition of Section 8.11 thereof and inserting in lieu thereof “; or”, and then inserting the following as Section 8.12:

“ 8.12 Cash at Subsidiaries. If the aggregate amount of cash held by all Subsidiaries of Borrower exceeds Eight Million Dollars ($8,000,000.00) at any time.”

9	The Loan Agreement shall be amended by deleting the following text, appearing in the definition of “Eligible Accounts” in Section 13.1 thereof:

“ (q) with respect to requested Advances based upon Eligible Accounts (but not Aggregate Eligible Accounts), Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);”

and inserting in lieu thereof the following:

“ (q) Intentionally omitted;”

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10	The Loan Agreement shall be amended by deleting “.” where it appears at the end of the definition of “Eligible Accounts” in Section 13.1 thereof and inserting in lieu thereof “; and”, and then inserting the following new text, appearing at the end of such definition:

“ (t) Accounts owing from an Account Debtor which does not have its principal place of business in the United States, Canada, the United Kingdom, Japan, Israel, the Republic of Ireland, Germany, France, the Netherlands, Belgium, Switzerland, Norway, Sweden, Italy, Finland, Spain, Portugal, Denmark, Australia, or Singapore, unless otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;”

11	The Loan Agreement shall be amended by deleting “.” where it appears at the end of the definition of “Permitted Investments” in Section 13.1 thereof and inserting in lieu thereof “; and”, and then inserting the following new text, appearing at the end of such definition:

“ (e) Investments in (i) Brightcove UK Ltd, Borrower’s Subsidiary organized under the laws of England and Wales, for the ordinary and necessary current operating expenses of such Subsidiary in an aggregate amount not to exceed Nine Million Five Hundred Thousand Sterling (£9,500,000.00) per calendar year, (ii) Brightcove Australia Pty Ltd, Borrower’s Subsidiary organized under the laws of Australia, for the ordinary and necessary current operating expenses of such Subsidiary in an aggregate amount not to exceed Two Million Five Hundred Thousand Australian Dollars (AU$2,500,000.00) per calendar year, (iii) Brightcove Singapore Pte. Ltd., Borrower’s Subsidiary organized under the laws of Singapore, for the ordinary and necessary current operating expenses of such Subsidiary in an aggregate amount not to exceed Three Million Singapore Dollars (S$3,000,000.00) per calendar year and (iv) Brightcove Korea, Borrower’s Subsidiary organized under the laws of South Korea, for the ordinary and necessary current operating expenses of such Subsidiary in an aggregate amount not to exceed One Million South Korean Won (₩1,000,000.00) per calendar year.”

12	The Loan Agreement shall be amended by inserting the following new definitions, appearing alphabetically in Section 13.1 thereof:

“ “Adjusted Non-GAAP Net Income” means, as calculated for any period and at any date of determination, the net profit (or loss) of Borrower, plus, to the extent the same have been deducted in the calculation of the foregoing and approved by Bank in writing on a case-by-case basis, (a) stock based compensation expense, (b) merger related expenses, (c) amortization of acquired intangible assets and (d) depreciation.”

“ “Maximum Availability Amount” is Twenty Million Dollars ($20,000,000.00).”

“ “Net Cash” is, as calculated on a consolidated basis, (a) Borrower’s unrestricted and unencumbered cash minus (b) all obligations and liabilities of Borrower to Bank including, without limitation, the Obligations.”

“ “Unused Line Fee” is defined in Section 2.13 of this Agreement.”

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13	The Loan Agreement shall be amended by deleting the following definitions, appearing in Section 13.1 thereof:

“ “Advance Rate” is (a) with respect to Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1 of this Agreement upon notice to Borrower, and (b) with respect to Aggregate Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor, except for Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1 of this Agreement upon notice to Borrower.”

“ “Applicable Rate” is a per annum rate equal to the Prime Rate plus one and one-half of one percent (1.50%).”

“ “Availability Amount” is the lesser of (a) Ten Million Dollars ($10,000,000.00) and (b) the Borrowing Base.”

“ “Facility Amount” is Twelve Million Five Hundred Thousand Dollars ($12,500,000.00).”

“ “Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.”

“ “Maturity Date” is March 30, 2015.”

“ “Prime Rate” is the greater of (a) four percent (4.0%) and (b) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.”

“ “Streamline Facility Eligible” means, as of any day during any Subject Month, Borrower has provided evidence to Bank that it (a) had an Adjusted Quick Ratio of at least 1.25 to 1.0 at all times during the applicable Testing Month, and (b) has an Adjusted Quick Ratio of at least 1.25 to 1.0 on such day.”

and inserting in lieu thereof the following:

“ “Advance Rate” is (a) with respect to Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor, except for Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1 of this Agreement upon notice to Borrower, and (b) with respect to Aggregate Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor, except for Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1 of this Agreement upon notice to Borrower.”

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“ “Applicable Rate” is (a) with respect to Financed Receivables based upon specific Eligible Accounts, a per annum rate equal to the Prime Rate plus two and one-quarter of one percent (2.25%), and (b) with respect to Financed Receivables based upon Aggregate Eligible Accounts, a per annum rate equal to the Prime Rate plus three-quarters of one percent (0.75%).”

“ “Availability Amount” is the lesser of (a) the Maximum Availability Amount and (b) the Borrowing Base.”

“ “Facility Amount” is Twenty Five Million Dollars ($25,000,000.00).”

“ “Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a substantial likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 of this Agreement during the next succeeding financial reporting period.”

“ “Maturity Date” is October 3, 2016.”

“ “Prime Rate” is, with respect to any day, the “Prime Rate” as quoted in the Wall Street Journal print edition on such day (or, if such day is not a day on which the Wall Street Journal is published, the immediately preceding day on which the Wall Street Journal was published).

“ “Streamline Facility Eligible” means, as of any day during any Subject Month, Borrower has provided evidence to Bank that it (a) had an Adjusted Quick Ratio of at least 1.50 to 1.0 at all times during the applicable Testing Month, and (b) has an Adjusted Quick Ratio of at least 1.50 to 1.0 on such day.”

14	The Loan Agreement shall be amended by deleting the Compliance Certificate appearing as Exhibit B to the Loan Agreement and inserting in lieu thereof the Compliance Certificate attached as Schedule 1 hereto.

15	The Loan Agreement shall be amended by deleting the Borrowing Base Certificate appearing as Exhibit D to the Loan Agreement and inserting in lieu thereof the Borrowing Base Certificate attached as Schedule 2 hereto.

4. FEES AND EXPENSES. Borrower shall pay to Bank a modification fee equal to Forty Three Thousand Four Hundred Seventy Five Dollars ($43,475.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of October 3, 2014, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof. Borrower hereby acknowledges and agrees that all references in the Loan Agreement to Perfection Certificate shall mean and include the Perfection Certificate as described herein.

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6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

8. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

9. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

10. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:	BANK:

BRIGHTCOVE INC.	SILICON VALLEY BANK

By: /s/ Christopher Stagno	By:

Name: Christopher Stagno	Name:

Title: CFO	Title:

This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:	BANK:

BRIGHTCOVE INC.	SILICON VALLEY BANK

By:	By: /s/ Sam Subilia

Name:	Name: Sam Subilia

Title:	Title: Vice President

Schedule 1

EXHIBIT B

SPECIALTY FINANCE DIVISION

Compliance Certificate

I, an authorized officer of BRIGHTCOVE INC. (“Borrower”) certify under the Loan and Security Agreement (as amended, the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows for the period ending _____________________________ (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account;

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request and Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank in respect of a Financed Receivable contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading in light of the circumstances in which they were made.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents by Borrower have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets have been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

Borrower is in compliance with the financial covenant(s) set forth in Section 6.11 of the Agreement. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Financial Covenants

	Required		Actual	Eligible

Adjusted Quick Ratio (tested quarterly)	>	1.25:1.0	___:1.0	Yes No N/A

Net Cash (tested the first and second
months of each quarter)	>	$10,000,000	$__________	Yes No N/A

Adjusted Non-GAAP Net Income
(tested quarterly)		$______*	$______	Yes No N/A

* As set forth in Section 6.11(c) of the Agreement

Streamline Facility Eligibility

	Required		Actual	Eligible

Adjusted Quick Ratio	>	1.50:1.0	___:1.0	Yes No

All other representations and warranties in the Agreement are true and correct in all material respects on this date, and Borrower represents that there is no existing Event of Default.

Sincerely,

BRIGHTCOVE INC.

________________________

Signature

________________________

Title

________________________

Date

Schedule 2

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower: Brightcove Inc.
Lender: Silicon Valley Bank
Commitment Amount:      $20,000,000.00

ACCOUNTS RECEIVABLE
1. Accounts Receivable (domestic and foreign) (invoiced) Book Value as of ____________________	$_______________
2. Additions (please explain on next page)	$_______________
3. Less: Intercompany / Employee / Non-Trade Accounts 4. NET TRADE ACCOUNTS RECEIVABLE	$_______________ $_______________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
5. Affiliate/Intercompany/Employee Accounts	$_______________
6. 120 Days Past Invoice Date	$_______________
7. Balance of 50% over 120 Day Accounts (cross-age or current affected)	$_______________

8.         Foreign Account Debtors (non-U.S./Canada/United Kingdom/ Japan/Israel/

            Republic of Ireland/Germany/France/the Netherlands/Belgium/Switzerland/

            Norway/Sweden/Italy/Finland/Spain/Portugal/Denmark/Australia/Singapore)

$_______________
9. Accounts billed and/or payable outside the United States	$_______________
10. Contra/Customer Deposit Accounts	$_______________
11 U.S. Government Accounts w/o assignment of claims	$_______________
12. Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$_______________
13. Accounts with Memo or Pre-Billings 14. Contract Accounts; Accounts with Progress/Milestone Billings	$_______________ $_______________
15. Accounts for Retainage Billings	$_______________
16. Trust / Bonded Accounts	$_______________
17. Bill and Hold Accounts	$_______________
18. Unbilled Accounts	$_______________
19. Non-Trade Accounts (if not already deducted above)	$_______________
20. Accounts with Extended Term Invoices (Net 120+)	$_______________
21. Chargebacks Accounts / Debit Memos	$_______________
22. Product Returns/Exchanges 23. Disputed Accounts; Insolvent Account Debtor Accounts	$_______________ $_______________
24. Other (please explain on next page)	$_______________
25. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$_______________
26. Eligible Accounts (#4 minus #25)	$_______________
27. ELIGIBLE AMOUNT OF ACCOUNTS (80.0% of #26)	$_______________

BALANCES
28. Maximum Loan Amount	$20,000,000.00
29. Total Funds Available (Lesser of #27 or 28)	$_______________
30. Present balance owing on Line of Credit	$_______________
31. RESERVE POSITION (#29 minus #30)	$_______________

[Continued on following page.]

Explanatory comments from previous page:

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS: BRIGHTCOVE INC. By: ___________________________ Authorized Signer Date: ___________________________

BANK USE ONLY

Received by: _____________________

authorized signer

Date: __________________________

Verified: ________________________

authorized signer

Date: ___________________________

Compliance Status: Yes No